Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Flow Investor Relations
Geoffrey Buscher
253-813-3286
investors@flowcorp.com
FLOW INTERNATIONAL MAKES BOARD APPOINTMENTS
Kent, WA — May 10, 2010 — Flow International Corporation (NASDAQ: FLOW), the world’s leading developer and manufacturer of industrial waterjet machines for cutting and cleaning applications, announced that it has appointed two new independent directors. Joining Flow’s Board are Patrick J. Byrne, President and Chief Executive Officer of Intermec Inc.; and Bradley D. Tilden, President of Alaska Airlines. They are joining the Board in anticipation of replacing directors Arlen I. Prentice and J. Michael Ribaudo, whose terms expire in September 2010 and who are not eligible to be considered for re-election under the company’s term limit policy.
“Brad and Pat bring exceptional executive and operational experience that is particularly relevant to Flow at this stage of our growth, and we welcome them to our board,” said Kathy Munro, Flow’s Chairman of the Board. “We also extend our sincere gratitude to Arnie and Mike for their long service to Flow and through this transition. They were instrumental in our emergence as the world’s leading waterjet developer and manufacturer.”
Since July 2007, Patrick J. Byrne has served as President and Chief Executive Officer of Intermec Inc. (NYSE:IN), which develops and integrates hardware, software and services for the optimization of field mobility workers and supply chains. He was also elected to Intermec’s Board of Directors in July, 2007. Byrne is a 24-year veteran of Hewlett Packard and Agilent Technologies where he held increasingly responsible positions in Research, Engineering, Marketing and General Management. He was most recently Senior VP of Agilent Technologies, Inc. and President of its Electronic Measurement Group, and prior to that he was VP and General Manager of Agilent’s Wireless Business Unit. Byrne received his BS degree in electrical engineering from the University of California, Berkeley, and his MS degree in electrical engineering from Stanford University. He currently serves on the Board of Samuel Ginn College of Engineering at Auburn University.

Bradley D. Tilden has served as President of Alaska Airlines since 2008. Along with Horizon Air, Alaska Airlines is a subsidiary of Alaska Air Group (NYSE: ALK), which together serve more than 90 cities through an expansive network in Alaska, the Lower 48, Hawaii, Canada and Mexico. Tilden oversees Alaska Airlines’ operating divisions, as well as Marketing, Cargo, Planning and Revenue Management. Previously, Tilden served as Alaska Air Group’s chief financial officer and executive vice president of finance, leading the Finance, Information Technology, Planning, Revenue Management and Corporate Real Estate organizations. Before joining Alaska in 1991, he spent eight years with the accounting firm Price Waterhouse at its offices in Seattle and Melbourne, Australia. Tilden earned a bachelor’s degree in business administration from Pacific Lutheran University and an executive master’s degree in business administration from the University of Washington. Tilden serves on the boards of Pacific Lutheran University and the Chief Seattle Council of the Boy Scouts of America. He is also a regular guest speaker in University of Washington business school classes. He also holds a private pilot’s license.
About Flow International
Flow International Corporation is the world’s leading developer and manufacturer of ultrahigh-pressure waterjet cutting technology to industries including automotive, aerospace, job shop, surface preparation, and more. For more information, visit www.flowcorp.com.
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